410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Appointment of Amy L. Ryan to its Board of Directors and Increases Dividends for 18th Year in a Row

CHICAGO—(June 9, 2021)— Oil-Dri Corporation of America (NYSE: ODC) announced that effective today, Amy Ryan has been appointed to its Board of Directors.

Ms. Amy Ryan graduated from University at Albany in 2003 with a Bachelor of Science in Earth and Atmospheric Science and earned a Master’s degree in Business Management from Harvard University in 2020. Ms. Ryan began her nearly 20-year career in Environmental, Social, & Governance (ESG) through Risk Management and Environmental Health & Safety compliance roles. From 2004-2018, Ms. Ryan held various environmental management positions within large consultancy firms such as ERM and WSP (formerly The Louis Berger Group) in addition to Corporate EHS and Operational Excellence roles at Aramark Corporation. For over a decade, Ms. Ryan led industry agnostic operational risk assessments and audits gaining valuable hands-on experience as well as operational insight within a diverse range of industries including Mining & Extractives, Industrial Manufacturing, and Government. She is a Certified Environmental Auditor (CEA) and Registered Environmental Manager (REM) and from 2018-2020, supported facilities compliance roles within the pharmaceutical and research industries. Ms. Ryan currently is Co-Founder and CEO of ESG Strategies, an ESG strategic advisory and implementation consultancy firm that develops tailored operational solutions and is acting Senior Advisor of ESG to The Schwartz Heslin Group.

Ms. Ryan’s current civic duties include serving as a member of the Board of Directors of LifeWorks Community Action of Saratoga County, Council Member for Camp Chingachgook of the Capital District YMCA and formerly, the City of Saratoga Springs Planning Board. She actively supports several local economic development efforts and is sought after for speakerships on Environmental Social & Governance within Business and Academia, including at Harvard and Hult International Business Schools. Ms. Ryan brings to the Board strong qualifications on ESG expertise including experience within compliance, operational, and community engagement committees.

"I am pleased to welcome Amy Ryan to our Board of Directors as an independent director," said Daniel S. Jaffee, Chairman, President and Chief Executive Officer of Oil-Dri. "Amy’s experience as a sustainable strategist and environmental risk and compliance advisor as well as her background in geology will be invaluable to Oil-Dri as we grow our business and enhance our sustainability efforts. Her appointment reflects our commitment to achieving greater diversity in experience, skills, perspective and backgrounds on our Board.”

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515

Oil-Dri’s Board of Directors also declared quarterly cash dividends of $0.27 per share of the Company’s Common Stock and $0.2025 per share of the Company’s Class B Stock, an approximate 4% increase for both classes of stock. The dividends declared today will be payable on August 27, 2021 to stockholders of record at the close of business on August 13, 2021. The Company has paid cash dividends continuously since 1974. This declaration marks the eighteenth consecutive year Oil-Dri has increased dividends.

The Company expects to release earnings for its fourth quarter of fiscal 2021 after the close of the U.S. stock market on Wednesday, October 13, 2021 and to host an Investor Teleconference on Friday, October 15, 2021. Teleconference participation details will be communicated via web alert and posted on the Events page of the Company’s website approximately one week prior to the call.

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends
Company News

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515
2

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515